CHANGE OF CONTROL BENEFIT PLAN
                             Dated December 18, 1997


         WHEREAS, SFS Bancorp, Inc. (the "Company") is a publicly held company and, as such, is subject to the possibility of being acquired by another entity; and

          WHEREAS, the Company is interested in maintaining the services of its employees and especially its key officers and key officers of its subsidiary, Schenectady Federal Savings Bank (the "Bank") ("Executives"); and

         WHEREAS, the Company further recognizes that uncertainties and questions may be raised among the Executives with regard to an acquisition and the Company and such questions and concerns may result in the departure or distraction of management personnel to the detriment to the Company and its stockholders; and

         WHEREAS, the Executives are parties to either employment agreements or change of control severance agreements (the "Agreements") with the Bank that provide for reductions to payments to them in the event of a change of control, in order to prevent payments from being nondeductible for federal income tax purposes under Section 280G of the Internal Revenue Code (the "Code"); and

         WHEREAS, the Company believes it is in its best interests and the best interests of its stockholder to maximize benefits paid to Executives in the event of a change of control, the Company hereby provides the following plan:

         1. While it is not contemplated that any Executive who is subject to an employment agreement or a change of control severance agreement by and between the Bank and such Executive would receive any amounts or benefits under such agreements that would constitute "excess parachute payments" under Section 280G of the Code, nevertheless, in the event that any benefits provided or to be provided to such Executive pursuant to such agreement when aggregated with payments or benefits, if any, or other plans maintained by the Bank or any of its consolidated subsidiaries constitute "excess parachute payments" under
Section 280G of the Code that are subject to excise tax under Section 4999 of the Code, the Company shall do the following:

                  (i) Cause the Bank to waive any provision of any agreement requiring a reduction in any payment in order to avoid non-deductibility of any payment pursuant to Section 280G of the Code and shall simultaneously reimburse the Bank for any amounts that it pays as a result of such waiver for the amount of any tax benefit plus reimburse the Bank the amount of any tax benefit that the Bank may have lost due such waiver and payment. It is the intention of this provision to put the Bank in the same position that it would have been in had such agreement been paid out in accordance with its terms; and

                  (ii) In the event that any payments or benefits provided or to be provided to the such Executive pursuant to this Agreement, in combination with payments or benefits, if any, from other plans or arrangements maintained by the Company or any of the Consolidated Subsidiaries, constitute "excess parachute payments" under Section 280G of the Code that are subject to excise tax under Section 4999 of the Code, the Company shall pay to the Executive in cash an additional amount equal to the amount of the Gross Up Payment (as hereinafter defined). The "Gross Up Payment" shall be the amount needed to ensure that the amount of such payments and the value of such benefits received by the Executive (net of such excise tax and any federal, state and local tax on the Company's payment to him attributable to such excise tax) equals the amount of such payments and value of such benefits as he would receive in the absence of such excise tax and any federal, state and local tax on the Company's payment to him attributable to such excise tax. The Company shall pay the Gross Up Payment within 30 days after the date of termination of employment of the Executive. For purposes of determining the amount of the Gross Up Payment, the value of any non-cash benefits and deferred payments or benefits shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. In the event that, after the Gross Up Payment is made, the amount of the excise tax is determined to be less than the amount calculated in the determination of the actual Gross Up Payment made by the Company, the Executive shall repay to the Company, at the time that such reduction in the amount of excise tax is finally determined, the portion of the Gross Up Payment attributable to such reduction, plus interest on the amount of such repayment at the applicable federal rate under Section 1274 of the Code from the date of the Gross Up Payment to the date of the repayment. The amount of the reduction of the Gross Up Payment shall reflect any subsequent reduction in excise taxes resulting from such repayment. In the event that, after the Gross Up Payment is made, the amount of the excise tax is determined to exceed the amount anticipated at the time the Gross Up Payment was made, the Company shall pay to the Executive, in immediately available funds, at the time that such additional amount of excise tax is finally determined, an additional payment ("Additional Gross Up Payment") equal to such additional amount of excise tax and any federal, state and local taxes thereon, plus all interest and penalties, if any, owed by the Executive with respect to such additional amount of excise and other tax. The Company shall have the right to challenge, on the Executive's behalf, any excise tax assessment against him as to which the Executive is entitled to (or would be entitled if such assessment is finally determined to be proper) a Gross Up Payment or Additional Gross Up Payment, provided that all costs and expenses incurred in such a challenge shall be borne by the Company and the Company shall indemnify the Executive and hold him harmless, on an after-tax basis, from any excise or other tax (including interest and penalties with respect thereto) imposed as a result of such payment of costs and expenses by the Company.

                  (iii) This plan shall not apply to any individual who has an employment agreement with the Company. This plan shall apply to the individuals listed on Exhibit A hereto.
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                                    EXHIBIT A

                                Richard D. Ammian

                               David J. Jurczynski

                              Michael J. Krywinski

                                 William Pezzula